Exhibit 99.1

Certain Preliminary Financial and Operating Data for the Two Months Ended August 31, 2026

	Two Months Ended August 31,
(In millions)	2026	2025	Change	% Change
North American box office[1]	$2,462.9	$1,826.8	$636.1	34.8%
Company consolidated total revenue	$1,334.8	$937.2	$397.6	42.2%

Consolidated Key Performance Indicators
Attendance (in thousands)	58,203	42,840	15,363	35.9%
Admissions revenue per patron	$12.89	$12.14	$0.75	6.2%
Food and beverage revenue per patron	$7.90	$7.70	$0.20	2.6%
Other theatre revenue per patron	$2.14	$2.04	$0.10	4.9%
Total revenue per patron	$22.93	$21.88	$1.05	4.8%

[1] “Box office” refers to gross revenue from theatrical ticket sales and does not represent revenue received or retained by the Company. Source: Comscore and Rentrak.

Additionally, cash and cash equivalents as of August 31, 2026 was $832.5 million, excluding restricted cash of $40.9 million.

The preliminary estimated financial information for the two months ended August 31, 2026 is unaudited, subject to completion of the Company’s financial reporting processes, reflects management’s current estimates based solely upon information known by management as of the date hereof and is not a comprehensive statement of the Company’s financial results for the periods set forth above. Such preliminary financial information has not yet been subject to the Company’s quarterly review procedures. In addition, such preliminary financial information is subject to the finalization and closing of the Company’s accounting books and records (which have yet to be performed) and should not be viewed as a substitute for financial statements prepared in accordance with GAAP. No independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to these preliminary results, nor has any such firm expressed any opinion or any other form of assurance with respect thereto. The preliminary financial information for the two months ended August 31, 2026 are not necessarily indicative of our results for future interim periods. The preliminary estimated financial results described above constitute forward-looking statements. Accordingly, you should not place undue reliance upon these preliminary estimates. In connection with the completion of the Company’s financial reporting processes, additional items or information may be identified that could result in adjustments to the preliminary results, and any such adjustments could be material. This update should be read together with the prior disclosures contained in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the risk factors contained therein.